Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AGCO Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑178399 and No. 333-142711) on Form S-8 of AGCO Corporation and subsidiaries (the “Company”) of our reports dated February 26, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), which reports appear in the December 31, 2020 annual report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG LLP
Atlanta, Georgia
February 26, 2021